Exhibit 10.10

COMMISSION FEES AGREEMENT

THIS AGREEMENT (“Agreement”) is made as of 6th December 2021 (the “Effective Date”),

BETWEEN:

(1)	REPUBLIC POWER PTE LTD, (UEN: [*]) a company incorporated in Singapore and having its Business office at 158 Kallang way #06-08 Singapore 349245 (“RP”); and

(2)	Pangu Procurement Pte. Ltd, (UEN: [*]) in Singapore, and having his address at 160 Robinson Road#24-10 Singapore 068914 (“PP”).

(RP and PP may be individually referred to as a “Party” and collectively as “the Parties”).

RECITALS:

(A)	RP is the service provider for PROJECT AQUAMAN to Australia Marine Services Pty Ltd.(“AMS”). Project service agreement is provided in Appendix A

(B)	PP is the key agent contributed significantly in RP to winning the above Project

(C)	RP Agrees that PP deserves the commission and efforts

(D)	RP Agrees that PP deserves the commission and the efforts from PP in assisting RP to secure the project and complete the project

(E)	The Parties wish to set out the terms and conditions applicable to their cooperation Regarding the commission fees payable to PP by RP

(F)	This Commission agreement does not include the consultation service PP provide to RP

THE PARTIES AGREE as follows:

1.	DEFINITIONS

The following capitalised words will have the meanings given below:

“Affiliate” means any entity controlled by, under common control with, or controlling a party as the case may be; where “control” means an entity’ s (a) ownership, directly or indirectly, of equity securities entitling it to exercise in the aggregate at least 50% of the voting power of the entity question; or (b) possession directly or indirectly, of the power to direct or cause the direction of the management and policies of or with respect to the entity in question, whether trough ownership of securities, by contract or otherwise.

“Intellectual Property Rights” means all rights in inventions, patents, design rights, Copyrights, trademarks, trade names, internet domain names, email addresses, Database rights, trade secrets, know-how, in each case, whether registered (including any applications for registration) or unregistered, and any other intellectual property right whatsoever and wherever enforceable.

“Prime Contact” means a contract between RP and its customer.

“Project” shall have the meaning set out in Recital A above.

2.	PAYMENT OF THE COMMISSION

This Agreement defines the total payable commission to PP by RP

(a) 20% of TOTAL PROJECT REVENUE: and

(b) NETT OF ALL TAXES, EMCUMBRANCES, EXPENSES ETC

(c) PAYMENT SHALL BE MADE TO PP OVER MULTIPLE PAYMENT TERMS in Singapore Dollars

(d) PAYMENT WILL ONLY BE MADE TO PP when AMS pay to RP upon completion of milestone stated in the Service Agreement (Annex B) between RP and AMS.

3.	TERM

This Agreement will commence on the Effective Date and shall terminate in mutual agreement in writing

4.	OBLIGATIONS OF RP

(a)	RP SHALL AT ALL TIMES MAKE PROMPT COMMISSION PAYMENTS TO PP WITHIN 4 WEEKS UPON RECEIPT OF FULL PAYMENTS FROM THE CUSTOMER

(b)	PAYMENT SHALL BE ISSUED IN NAME “PANGU PROCUREMENT PTE LTD” BANKABLE CHEQUE, VIA BANK TRANSFERS OR VIA CASH

(c)	THIS CONTRACT IS ONLY VALID UPON RECEIPT OF FIRST PAYMENTS BY RP

(d)	CANCELLATION OF PRIME CONTRACT WILL NOT IMPOSE A WAIVER OF THE COMMISSION FEES PAYABLE

5.	OTHER CONSIDERATION

RP shall allow the party/ies to have access to the bank statements of THE RECEIVING BANK ACCOUNT designated for the payments from CUSTOMER. The access shall cease upon full commission is received.

6.	CONFIDENTIALITY

This Agreement and all information and communications disclosed by the parties in connection with this Agreement will be treated as confidential by the Parties and is deemed to be “Confidential Information”

(a) all Confidential Information shall be kept confidential by the recipient until the Recipient can reasonably demonstrate that any such Confidential Information is in public domain through no fault of its own, is independently developed by or already in the possession of the recipient, or is required to be disclosed by law by the recipient (provided always that the recipient shall provide prior notice of such disclosure to the disclosing Party and co-operate with the disclosing Party in seeking and obtaining confidential treatment of such disclosure if required by the disclosing Party)

(b) The Parties shall take all reasonable steps to minimize the risk of disclosure of Confidential Information, by ensuring that only they themselves and such of their employees and directors whose duties will require them to possess any such information, and the Parties’ counsel, accountants/auditors, financiers or other such professional advisors on a need-to-know basis, shall have access thereto and will be instructed to treat the same as confidential.

(c) The obligations contained in this shall survive the termination of this Agreement for a period of 2 years thereafter.

(d) The provisions of this Clause 7 shall not supersede any non-disclosure Agreements that have been entered into prior to or after the Effective Date.

7.	INTELLECTUAL PROPERTY RIGHTS

Nothing contained in this Agreement will be deemed to convey to either Party any title or ownership interest in any Intellectual Property Rights owned by the other Party or a third party licensor of such other Party, nor are any rights or licences granted under the Agreement with respect to any Intellectual Property Right.

8.	TERMINATION OF AGREEMENT

Either Party may terminate this Agreement with immediate effect, by giving notice to The other Party, if:

(a) both parties’ consent to the termination

(b) upon receipt of full commission paid;

9.	LIABILITY – LIMITATION OF LIABILITY

(a) Each Party is responsible for the accuracy and completeness of information provided to the other Party in connection with the Project and the Prime Contracts.

10.	GENERAL

(a) Relationship of the Parties: Nothing contained in this Agreement shall be construed as creating a joint venture, partnership or employment relationship between the Parties, nor shall either Party have the right, Power or authority to create any obligation or duty, express or implied, on behalf of the other Party except for the obligations set out in the Response or as otherwise expressly stated in this Agreement.

(b) Force Majeure: Neither Party will be liable to the other Party for any failure to perform its obligations under this Agreement, whether in whole or in part, due to causes beyond its reasonable control.

(c) Waiver: No failure or delay of either party in exercising any right under this Agreement will be deemed a waiver of the right.

(d) Third Party Beneficiaries: PP shall declare its 3rd party Beneficiaries to RP for entire completeness of the COMMISSION PAYABLE UNDER APPENDIX B. The inclusion of commission payable shall be included into the TOTAL COMMISSION PAYABLE

(h) Notices: Any and all notices requires or permitted to be given under this Agreement will be in writing in the English language and will be sufficiently given when delivered (a) by hand, (b) by registered mail, postage prepaid, return receipt requested: (c) by facsimile transmission, addressed to the persons whose name and address appears on the first page hereof or such other address as may be notified by a Party to the other from time to time. Except in the case of delivery by hand, and save for evidence to the contrary, notices will be deemed to have been given on the day on which such communication ought to have been delivered in due course of postal or facsimile transmission.

(i) Governing Law: The Agreement and all matters arising from or in connection with the interpretation or enforcement hereof, will be governed exclusively by the laws of Singapore, without regard to its conflicts of laws provisions. All disputes on or relating to this Agreement will be submitted to the exclusive jurisdiction of the Courts of Singapore.

For RP

/s/ Long Ziyang
Name: Long Ziyang
Title: Director
Date: December 6, 2021

For PP

/s/ Lin Wei Qiang
Name: Lin Wei Qiang
Title: Director
Date: December 7, 2021

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